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                                                                    EXHIBIT 16


                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA

                            CIVIL MINUTES -- GENERAL
                            ------------------------


Case No. SA CV - 98 - 9 - LHM (EEx)                     Date  January 12, 1998
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Title  ARV Assisted Living, Inc. v. Emeritus Corporation, et al.
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DOCKET ENTRY




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PRESENT:

        HON.  Linda H. McLaughlin,  Judge
              -------------------

              Debra Beard                       None Present
        -----------------------           ------------------------
             Deputy Clerk                      Court Reporter

ATTORNEYS PRESENT FOR PLAINTIFFS:         ATTORNEYS PRESENT FOR DEFENDANTS:
         None Present                                None Present

PROCEEDINGS:    ORDER RE STAY OF PROCEEDINGS

IN CHAMBERS:

(1) The Court has received and considered all papers submitted by the parties in response to its Order to Show Cause Re Stay issued by minute order dated 1/7/98. Further, the Court has read and considered the entire file in this matter. In addition, the Court has read and considered the Complaint filed in Orange County Superior Court Case No. 787788, EMERITUS CORPORATION V. ARV ASSISTED LIVING, INC., ETC., ET AL. (the "state case").

(2) ACTION STAYED: The Court stays all proceedings in the instant action pending final resolution of the state case and reserves jurisdiction on the following conditions:

        (i) Either side may petition the Court to lift the stay after a decision in the state case becomes final;

        (ii) Either side may petition to lift the stay if any significant development occurs affecting the federal action;

        (iii)  Any petition to lift this stay must include the





MINUTES FORM 11                                   Initials of Deputy Clerk
CIVIL-GEN



                                     D - M

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CIVIL MINUTES - GENERAL
(continued)

Case No. SA CV - 98 - 9 - LEM (EEx)                     Date  January 12, 1998
         --------------------------                           ----------------

Title  ARV Assisted Living, Inc. v. Emeritus Corporation, et al.
       ---------------------------------------------------------

PROCEEDINGS CONTINUED:


             history and current status of all related legal proceedings in courts and administrative agencies.

(3) Plaintiff ARV Assisted Living, Inc., ("ARV") filed the instant action on 1/6/98 seeking injunctive and declaratory relief against Defendants Emeritus Corporation ("Emeritus") and EMAC Corporation.

(4) Emeritus had previously filed, on 12/9/97, the state case, seeking injunctive and declaratory relief against ARV and the individual members of ARV's Board of Directors.

(5) Based on the principles annunciated in COLORADO RIVER WATER CONSERVATION DISTRICT V. UNITED STATES, 424 U.S. 800 (1976), as well as the arguments raised by Emeritus in its Response to the Court's Order to Show Cause, the Court defers to the current state proceeding between these two parties, and stays this action pending the final outcome of the state case.

(6)  Formal order accompanies this minute order.

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SA CV 98-9-LEM(EEx)

copies to:

Kenneth R. Heitz, et al.
IRELLA [SIC] & MANELLA LLP
1800 Avenue of the Stars Ste 900
Los Angeles, CA 90067-4276

Wayne W. Smith, et al.
GIBSON, DUNN & CRUTCHER
4 Park Plaza, Ste 1400
Irvine, CA 92614-8557

Michael P. Carroll, et al.
DAVIS POLK & WARDWELL
450 Lexington Avenue
New York, NY 100017